Exhibit 99.1

NEWS RELEASE

Media Contact:

Jeremy D. King

Regions Bank	Regions News Online: regions.doingmoretoday.com
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Regions Bank Announces Anil Chadha as Controller; Brad Kimbrough to Retire in February 2022 Following Distinguished Career

Regions veteran to succeed longtime controller, providing continuity and continued strategic direction moving forward.

BIRMINGHAM, Ala. – Nov. 16, 2021 – Regions Bank on Tuesday announced Brad Kimbrough will retire on Feb. 28, 2022, following a nearly 29-year career at the bank, the last 14 of which he has served as controller and chief accounting officer. Kimbrough will be succeeded as controller by Anil Chadha, a 20-year banking industry veteran who joined Regions in 2011 and currently serves as head of Risk Shared Services and Analytics.

“Brad Kimbrough is a trusted leader and respected colleague with a keen attention to detail, and his team, his insights, and his leadership have all served a key role in the continued success of our organization. Likewise, Anil Chadha has earned a reputation throughout our company and industry as a strategic professional who is committed to strong risk management and ensuring a solid and effective capital structure,” said David Turner, chief financial officer for Regions. “Anil’s experience makes him uniquely qualified to build on our foundation of success that has been made stronger over time by Brad, and we are proud to welcome Anil into this crucial role.”

Kimbrough and Chadha will collaborate on a seamless transition in the controller’s function during the coming months. Chadha will lead the bank’s broader Controller Group, which includes Karin Allen, who has been elevated by Regions to serve as assistant controller and chief accounting officer. In addition, James Eastman of the Controller Group has been named assistant controller and will manage business unit controller functions. Jon Harden will continue as Accounting and Treasury Operations manager.

Kimbrough joined Regions’ predecessor, AmSouth Bank, as part of its Accounting group in 1993. He held roles of increasing responsibility and was named controller and chief accounting officer in 2007 after the merger of AmSouth and Regions Bank. Before joining Regions, Kimbrough served as an audit manager for Price Waterhouse Coopers from 1986 until 1993.

“Regions Bank has earned a reputation as a company that is committed to prudent decision-making, strategic execution, and operating from a position of strength as we deliver essential financial services,” Kimbrough said. “This is made possible by our strong culture of teamwork and collaboration, not only in the Controller Group but across the bank as well. It has been an honor to serve, and I look forward to working even more closely with Anil Chadha over the next few months. Anil exemplifies our company’s mission, vision, and values, and I know his experience and the work of the entire Controller Group team will continue to be of tremendous benefit to Regions Bank, our customers, and our communities.”

Chadha joined Regions as debt and capital planning manager in 2011 before being elevated to serve as head of Risk Shared Services and Analytics in 2018. His role has included key initiatives such as coordinating the bank’s stress-testing procedures; his leadership has also been instrumental in ensuring a solid capital structure for the bank. Before his time at Regions, Chadha served in various capital management and finance roles at Ally Financial, Wells Fargo, and Capital One.

Active in the Birmingham community, Chadha shares his time and talents with organizations across Regions’ headquarters city. He serves on the board of directors of the UAB Athletics Foundation at the University of Alabama at Birmingham. In addition, he is a Finance Advisory Board member for the Collat School of Business at UAB. Chadha also serves on the board of REV Birmingham, a nonprofit focused on economic development and revitalization. Chadha will join the board of the Mike Slive Foundation in January 2022. Earlier in 2021, Chadha served in the Young American Leaders Program as part of the Harvard Business School’s U.S. Competitiveness Project.

“From individual consumers, to small businesses, to major employers, Regions’ customer base turns to our company for innovative financial solutions that help them reach their goals,” Chadha said. “The work of the Controller Group is crucial to accurately reflecting how the bank is effectively executing its strategic financial plan. Brad Kimbrough’s leadership has created tremendous value for the bank and its customers, and I am focused on working closely with the Controller Group team and leadership across the organization to further build on Regions’ legacy of service and support.”

About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $156 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates more than 1,300 banking offices and approximately 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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